Exhibit 5.1

                         Law Office of Kevin M. Sherlock
                          2920 N. Swan Road, Suite 206
                                Tucson, AZ 85712
                                  520 906-3567

                                 October 11, 2004

Southwest Olive Growers, Inc.
11053 Lopez Ridge Way
San Diego, CA 92121

         Re: Registration Statement on
         Form SB-2 (the "Registration Statement")

Gentlemen:

     You have requested my opinion as to the legality of the issuance by you (the "Corporation") of 200,000 shares of common stock ("Shares"), all as further described in the Registration Statement filed with the U.S. Securities and Exchange Commission.

     As your counsel, I have reviewed and examined:

         1. The Articles of Incorporation of the Corporation; 2. The Bylaws of the Corporation; 3. A copy of certain resolutions of the Corporation; and 4. The Registration Statement.

         In giving my opinion, I have assumed without investigation the authenticity of any document or instrument submitted to me as an original, the conformity to the original of any document or instrument submitted to me as a copy, and the genuineness of all signatures on such originals or copies.

         Based upon the foregoing, I am of the opinion that under Arizona law including the statutory provisions, all applicable provisions of the Arizona constitution and reported judicial decisions interpreting those laws, the Shares to be offered pursuant to the Registration Statement, if sold as described in the Registration Statement will be legally issued, fully paid and non-assessable. I am also of the opinion that the Shares have been duly authorized by the Board of Directors.

         No opinion is expressed herein as to the application of state securities or Blue Sky laws.

         I consent to the reference to my name in the Prospectus filed as a part of the Registration Statement and the use of my opinion in the Registration Statement.

Very truly yours,

/s/
Kevin M. Sherlock